EXHIBIT 99.3

JOBLOCATION MAP INC.

Supplemental Information

Unaudited Pro Forma Consolidated Balance Sheets

June 30, 2017

The following statements represent pro forma disclosures applicable to the share purchase agreement with Bio Health Products Inc. The unaudited pro forma condensed balance sheet as of June 30, 2017, is based on the balance sheets of Joblocationmap Inc. and Bio Health Products Inc. as of June 30, 2017. The unaudited pro forma condensed statement of operations for the six months ended June 30, 2017 is based on the statement of operations for Joblocationmap Inc. for the six months ended June 30, 2017 and the statement of operations of Bio Health Products Inc. for the six months ended June 30, 2017.

	Joblocationmap Inc. June 30, 2017	Bio Health Products Inc. June 30, 2017	Proforma Adjustments*	Proforma As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$-	$83	$-	$83
Intangible asset	-	-	-
Inventory	-	4,876	-	4,876
Total Current Assets	-	4,959	-	4,959

TOTAL ASSETS	-	-	-	-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$-	$9,060	$-	$9,060
Loans payable	-	9,715	-	9,715
Related party loans	1,750	26,081	-	26,081
Total Current Liabilities	1,750	44,856	-	44,856

TOTAL LIABILITIES	1,750	44,856	-	44,856

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock: $0.0001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2017 and December 31, 2016	-
Common stock: 75,000,000 shares authorized pre merger and 2,000,000,000 authorized post merger; $0.001 par value; 9,500,000 issued and outstanding pre merger and 9,700,000 post merger shares issued, respectively	950	-	20	970
Common stock: 100 shares authorized; no par value; 100 shares issued and outstanding, respectively	-	-	-	-
Additional paid in capital (deficiency)	97,657	-	(39,917)	57,740
Retained earnings (deficit)	(100,357)	169,079	(169,079)	(100,357)
Owner withdraws		(208,976)	208,976	-
Total stockholders' equity (deficit)	(1,750)	(39,897)	-	(41,647)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$4,959	$-	$4,959

____________

* The adjustments included in the pro forma balance sheet are as follows:

- To record 200,000 shares of Joblocationmap, Inc. unregistered common stock issued in exchange for 100% shares of common stock of Bio Health Products Inc.

- To eliminate the owner withdraws, and retained earnings of Bio Health Products Inc., F/K/A Essential Oils

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JOBLOCATION MAP INC.

Supplemental Information

Unaudited Pro Forma Consolidated Statements of Operations

For the six months ended June 30, 2017

	Joblocationmap Inc. Six Months Ended June 30, 2017	Bio Health Products Inc. Six Months Ended June 30, 2017	Proforma Adjustments	Proforma As Adjusted

Revenue	$-	$23,391	$-	$23,391
Cost of revenue	-	8,599	-	8,599
Gross Profit	-	14,792	-	14,792

Operating Expenses
General and administrative	1,233	15,715	-	16,948
Professional fees	4,250	-	-	4,250
Total Operating Expenses	5,483	15,715	-	21,198

Operating Loss	(5,483)	(923)	-	(6,406)

Other Expense
Interest expense	-	(4,556)	-	-
Total Other Income	-	-	-	-

Loss Before Income Taxes	(5,483)	(5,479)	-	(10,962)
Provision for income taxes	-	-	-	-

Net Loss	$(5,483)	$(5,479)	$-	$(10,962)

Basic and Diluted Loss per Common Share	$(0.00)	$(55)		$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding*	9,500,000	100		9,700,000

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